Exhibit 12



                                        CENTRAL FIDELITY BANKS, INC.
                                      RATIO OF EARNINGS TO FIXED CHARGES
                                          FOR THE PERIODS INDICATED

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                           Six Months ended
                              June 30,                                               Year ended December 31,

                         1995            1994            1994            1993            1992            1991            1990

Net income              $51,744         $58,874         $84,864        $102,917         $78,516         $60,435         $55,753

Income tax expense       23,795          28,531          39,056          44,334          30,782          18,909          13,609


Pretax income           $75,539         $87,405        $123,920        $147,251        $109,298         $79,344         $69,362


Fixed charges:
Interest on borrowings  $58,710         $38,047         $87,059         $50,553         $33,364         $43,620         $54,353

Amortization of debt
 issuance expenses          66              59             123             125              44              42              42

Interest portion of
 rental expense           1,786           1,719           3,454           3,377           3,253           3,047           2,938


Excluding interest on
 deposits               $60,562         $39,825         $90,636         $54,055         $36,661         $46,709         $57,333



Interest on deposits   $150,965        $110,226        $243,632        $239,178        $252,333        $275,745        $271,749


Including interest on
 deposits              $211,527        $150,051        $334,268        $293,233        $288,994        $322,454        $329,082




Ratio of Earnings to
 Fixed Charges:

  Excluding interest
   on deposits            2.25            3.19            2.37            3.72            3.98            2.70            2.21

  Including interest
   on deposits            1.36            1.58            1.37            1.50            1.38            1.25            1.21

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